10—

Submit the original
and one true copy
$10.00

Registry Number:
094445-89

SECRETARY OF STATE
Corporation Division
Business Registry
158 12th Street NE
Salem, OR 97310-0210
(503) 378-4166

THIS SPACE FOR OFFICE USE ONLY

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF ORE.
MAY 21 1993
CORPORATION DIVISION

ARTICLES OF AMENDMENT
By Incorporators, Directors or Shareholders

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1. Name of the corporation prior to amendment:
   Jetty Enterprises, Inc.

2. State the article number(s) and set forth the article(s) as it is amended to read or attach a separate sheet. Article One
   The name of the corporation is Compaction And Recycling Equipment, Inc. and its duration shall be perpetual.

3. The amendment(s) was adopted on May 1, 1993. (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4. Check the appropriate statement:

☐ Shareholder action was required to adopt the amendment(s). The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast for	Number of votes cast against

☐ Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

☒ The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

Execution: Joanne Hazel (Signature) — Joanne P. Hazel (Printed name) — President (Title)

as 5-21-93

Person to contact about this filing: Gordon Boorse (Name) — (503) 252-0016 (Daytime phone number)

Make checks payable to the Corporation Division. Submit the completed form and fee to: Corporation Division, Business Registry, 158 12th Street NE, Salem, Oregon 97310-0210

BC-2 (9/91)

COMPACTION AND RECYCLING EQUIPM

9444589-4625131 NMC